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                                                                    EXHIBIT 5.2


                  [PETROLEOS DE VENEZUELA S. A. LETTERHEAD]


                                                                     May 6, 1996

JDG-96-0367


CITGO Petroleum Corporation
6100 South Yale
Tulsa, OK 74136


      Re:  CITGO Petroleum Corporation $600,000,000
           Public Offering of Senior Notes


Dear Sirs:

      I am advised that CITGO Petroleum Corporation has filed a Registration Statement on Form S-3 with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933 (the "1933 Act") on April 4, 1996, relating to the offering and issuance by CITGO Petroleum Corporation, from time to time, of its Senior Notes with an aggregate initial offer price of $600,000,000.

      I draw to your attention the fact that liabilities predicated solely upon the civil liabilities provisions of the U.S. Federal Securities Laws in actions brought in Venezuela, or original actions or in actions for enforcement of judgements of United States Courts, may not be enforceable in Venezuela.

      I hereby consent to the filing of this letter with the SEC as an exhibit to the Registration Statement and to the reference made to me in the Registration Statement under the caption "Enforceability of Civil Liabilities Against Foreign Persons". In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act.


                                              Very truly yours,

                                              /s/ CARLOS E. PADRON AMARE
                                              ----------------------------
                                                  Carlos E. Padron Amare
                                                      General Counsel